Exhibit 99.1

Macy’s, Inc. and Macy’s Return to Annual Comparable Sales Growth; Fourth Quarter and Fiscal Year 2025 Results Exceed Guidance

Bold New Chapter gained traction across all nameplates during fourth quarter, driven by go-forward stores and digital
Bloomingdale’s achieved its best holiday performance on record in the fourth quarter

Macy’s expands strategic initiatives to 75 additional stores, creating “Reimagine 200” for 2026

NEW YORK —March 18, 2026— Macy’s, Inc. (NYSE: M) today reported financial results for the fourth quarter and fiscal year 2025 and provided fiscal year 2026 guidance.

Fourth Quarter 2025 Highlights
•Macy’s, Inc. net sales of $7.6 billion exceeded guidance.
•Macy’s, Inc. comparable sales1 grew 1.8%, exceeding the company’s guidance.
•Macy’s, Inc. achieved go-forward comparable sales growth of 2.0%.
•Macy’s go-forward comparable sales increased 0.6%, inclusive of Reimagine 125 store comparable sales growth of 0.9%.
•Bloomingdale’s comparable sales rose 9.9%.
•Bluemercury comparable sales grew 1.3%.
•Macy’s, Inc. achieved GAAP diluted earnings per share (“EPS”) of $1.84; Adjusted diluted EPS of $1.67 exceeded the company’s guidance.
Fiscal Year 2025 Highlights
•Macy’s, Inc. returned to positive comparable sales growth, up 1.5%.
•Macy’s go-forward comparable sales increased 0.6%, inclusive of Reimagine 125 store comparable sales growth of 1.0%.
•Macy’s, Inc. delivered GAAP diluted EPS and Adjusted diluted EPS of $2.32, exceeding the company’s most recent guidance range of $2.00 to $2.20 despite tariff headwinds.
•Macy’s, Inc. ended the year with $1.2 billion of cash and cash equivalents and generated operating cash ﬂow of $1.4 billion and free cash flow of $0.8 billion.
•Macy’s, Inc. returned $448 million to shareholders, including $197 million of cash dividends and $251 million in share repurchases.

“As we wrap up year two of the Bold New Chapter, I’m pleased with the growth and progress we’re making against our strategic priorities,” said Tony Spring, chairman and chief executive officer of Macy’s, Inc. “At Macy’s, we are offering more relevant brands, stronger storytelling and investing in our colleagues so we can better serve the customer. Bloomingdale’s exceptional performance underscores its ability to elevate the customer experience and capture demand across premium contemporary to luxury businesses. Looking to 2026 and beyond, we are ready to build on our progress.”
Fourth Quarter 2025 Results1 (comparisons are to the fourth quarter 2024)

Macy’s, Inc. net sales, inclusive of store closures, decreased 1.7%2 to $7.6 billion, with comparable sales up 1.8%. Comparable sales reflect positive comparable sales at each of the company’s nameplates.

Macy’s, Inc. go-forward business3 comparable sales were up 2.0%. By nameplate:
•Macy’s net sales, inclusive of store closures, were down 3.2%2. Comparable sales were up 0.4%. Macy’s go-forward business2 comparable sales were up 0.6%.

◦Reimagine 125 locations comparable sales were up 0.9%.
•Bloomingdale’s net sales were up 8.5%. Comparable sales were up 9.9%.
•Bluemercury net sales were up 2.5% and comparable sales were up 1.3%.
Other revenue of $277 million increased $38 million, or 15.9%. Within Other revenue:
•Credit card revenues, net increased $30 million, or 17.1%, to $205 million, primarily due to the company’s healthy credit portfolio.
•Macy’s Media Network revenue, net rose $8 million, or 12.5%, to $72 million.

Gross margin rate3 of 35.2% decreased 50 basis points. The decline was primarily attributable to an approximately 60 basis point tariff impact, which was in-line with the company’s expectations.

Selling, general and administrative (“SG&A”) expense of $2.4 billion decreased $23 million, reflecting the net benefit from closed Macy’s locations, continued cost containment efforts, and end-to-end savings initiatives, partially offset by ongoing investments in the go-forward business, including Reimagine 125 locations, Bloomingdale’s and digital across nameplates. As a percent of total revenue, SG&A expense increased 10 basis points to 29.8%.

Asset sale gains were $3 million compared to $41 million reflecting fewer transactions year-over-year. The company remains committed to closing underproductive stores taking a disciplined approach to transactions. Its balance sheet strength provides flexibility to generate the best cash value for the company’s assets.

GAAP net income was $507 million4, or 6.4% of total revenue, and Adjusted net income was $458 million, or 5.8% of total revenue. In the fourth quarter of 2024, net income was $342 million, or 4.3% of total revenue, and Adjusted net income was $507 million, or 6.3% of total revenue.

GAAP and Adjusted diluted EPS were $1.844 and $1.67, respectively. In the fourth quarter of 2024, GAAP and Adjusted diluted EPS were $1.21 and $1.80, respectively.

Adjusted earnings before interest, taxes, and depreciation and amortization (“EBITDA”) was $840 million, or 10.6% of total revenue, and Core Adjusted EBITDA5 was $837 million, or 10.6% of total revenue. In the fourth quarter of 2024, Adjusted EBITDA was $903 million, or 11.3% of total revenue, and Core Adjusted EBITDA was $862 million, or 10.8% of total revenue.
Fiscal Year 2025 Results1 (comparisons are to fiscal year 2024)

Macy’s, Inc. net sales, inclusive of store closures, decreased 2.4%2 to $21.8 billion, with comparable sales up 1.5%. Comparable sales growth at Macy’s Reimagine 125 locations, Bloomingdale’s, Bluemercury and digital channels were offset primarily by Macy’s non-go-forward locations.

Macy’s, Inc. go-forward3 business comparable sales were up 1.7%. By nameplate:
•Macy’s net sales, inclusive of store closures, were down 3.8%2. Comparable sales were up 0.4%. Macy’s go-forward business comparable sales were up 0.6%.
◦Reimagine 125 locations comparable sales were up 1.0%.
•Bloomingdale’s net sales were up 6.3%, with comparable sales up 7.4%.
•Bluemercury net sales were up 2.6% and comparable sales were up 1.6%.
Other revenue of $857 million increased $144 million, or 20.2%. Within Other revenue:
•Credit card net revenues increased $132 million, or 24.6%, to $669 million, reflecting the health of the portfolio.
•Macy’s Media Network net revenue rose $12 million, or 6.8%, to $188 million.

Gross margin rate of 38.0% declined 40 basis points. The decline was attributable to a 40 basis point tariff impact and proactive markdowns on remaining early Spring product in the second quarter to maintain healthy inventories and product bought under prior tariff rates.

SG&A expense of $8.2 billion decreased $90 million, reflecting the net benefit from the 64 closed Macy’s locations, continued cost containment efforts and end-to-end savings initiatives, partially offset by ongoing investments in the go-forward business, including Reimagine 125 locations, Bloomingdale’s and digital across nameplates. As a percent of total revenue, SG&A expense increased 20 basis points to 36.4%.

Asset sale gains of $48 million were $96 million lower. As part of its Bold New Chapter strategy, in fiscal year 2025, the company monetized non-go-forward assets, which contributed to fiscal year asset sale gains.

GAAP net income was $642 million4, or 2.8% of total revenue, and Adjusted net income was $643 million, or 2.8% of total revenue. In fiscal year 2024, net income was $582 million, or 2.5% of total revenue, and Adjusted net income was $745 million, or 3.2% of total revenue.

GAAP diluted EPS was $2.324 and Adjusted diluted EPS was $2.32, compared to GAAP diluted EPS of $2.07 and Adjusted diluted EPS of $2.64 in fiscal year 2024.

Adjusted EBITDA was $1.8 billion, or 8.1% of total revenue, and Core Adjusted EBITDA5 was $1.8 billion or 7.9% of total revenue. In fiscal year 2024, Adjusted EBITDA was $2.0 billion, or 8.6% of total revenue, and Core Adjusted EBITDA was $1.8 billion, or 8.0% of total revenue
Balance Sheet and Liquidity
Merchandise inventories decreased 1.3% year-over-year. The company believes the composition and level of inventories are well-positioned heading into fiscal year 2026.

The company ended fiscal year 2025 with cash and cash equivalents of $1.2 billion and had $2.0 billion of available borrowing capacity under its asset-based credit facility.

As of the end of fiscal year 2025, total debt was $2.4 billion. The company has no material long-term debt maturities until 2030.

Shareholder Returns
Through its quarterly dividend, the company returned $48 million in cash to shareholders in the fourth quarter of 2025, and $197 million for the 2025 fiscal year. Additionally, on February 27, 2026, Macy’s, Inc.’s board of directors declared a regular quarterly dividend of 19.15 cents per share on Macy's, Inc.’s common stock, an increase of 5%, payable on April 1, 2026, to shareholders of record at the close of business on March 13, 2026.

During the fourth quarter of 2025, the company repurchased 2.3 million of its shares for $50 million, bringing total fiscal year 2025 repurchases to 17.7 million shares for $251 million. The company had approximately $1.1 billion remaining under its $2.0 billion share repurchase authorization as of the end of fiscal year 2025.

1: Comparable sales refers to owned-plus-licensed-plus-marketplace sales.
2: Reflects the impact of fiscal 2024 store closures, primarily Macy’s nameplate locations, which contributed approximately $200 million in the fourth quarter of 2024 and approximately $700 million in full year 2024.
3: Inclusive of go-forward locations and digital, unless otherwise specified. For Macy’s, Inc. this reflects go-forward locations and digital across all three nameplates.
4: Inclusive of $328 million of pre-tax income related to the settlement of agreements to resolve credit card interchange fee litigation matters, net of legal fees.
5: Defined as Adjusted EBITDA excluding asset sale gains.
2026 Guidance
The company is providing its annual fiscal year 2026 guidance. It recognizes that there are macroeconomic and geopolitical factors that could influence discretionary spend. As such, the company is taking a prudent approach to guidance, giving flexibility within its business model to respond to changes in the competitive landscape and external environment. Guidance assumes the first half of the year will have a larger tariff impact than the second half, with the first quarter having the most meaningful impact. Additionally, guidance reflects the investments to be made in the company’s Reimagine 200 locations and luxury nameplates to support long-term top-line growth, and fewer non-go-forward store closures in fiscal 2025 than fiscal 2024.

The full outlook for 2026, including the first quarter of 2026, can be found in the presentation posted to www.macysinc.com/investors. For Macy’s, Inc. the company expects:

	Fiscal 2026 Guidance	Fiscal 2025 Actuals
Net sales[1]	$21.4 billion to $21.65 billion	$21.8 billion
Comparable sales change[2]	(0.5%) to 0.5%	1.5%
Adjusted EBITDA as a percent of total revenue[3]	7.7% to 7.9%	7.9%
Adjusted diluted EPS[3,4]	$1.90 to $2.10	$2.15
1: Reflects the impact of fiscal 2025 store closures which contributed roughly $145 million of annual net sales.
2: Comparable sales refers to owned-plus-licensed-plus-marketplace sales.
3: Updated definitions to now exclude gains on sale of real estate and benefit plan income based on the company’s non-GAAP definitions as described in its Form 8-K filing on February 18, 2026.
4: The impact of any potential future share repurchases associated with the company’s current share repurchase authorization is not considered within guidance.
The company does not provide reconciliations of the forward-looking non-GAAP measures of Adjusted EBITDA as a percent of total revenue and adjusted diluted EPS to the most directly comparable forward-looking GAAP measures, and is unable to address the probable significance to future results of any items excluded from these measures, because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. See Important Information Regarding Non-GAAP Financial Measures.
Conference Call and Webcast
A webcast of Macy's, Inc.’s call with analysts and investors to report its fourth quarter and fiscal year 2025 sales and earnings will be held today (March 18, 2026) at 8:00 a.m. ET. Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com. To participate in the call, analysts and investors may dial 1-877-407-0832. A replay of the conference call will be available on the company’s website or by dialing 1-877-660-6853, using passcode 13757973 about two hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/newsroom.

Important Information Regarding Non-GAAP Financial Measures
Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.
Macy’s, Inc. (NYSE: M) is a trusted source for quality brands through our iconic nameplates – Macy’s, Bloomingdale’s and Bluemercury. Headquartered in New York City, our comprehensive digital and nationwide footprint empowers us to deliver a seamless shopping experience for our customers. For more information, visit macysinc.com.

Forward-Looking Statements
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including Macy’s ability to successfully implement its Bold New Chapter strategy, including the ability to realize the anticipated benefits associated with the strategy, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, conditions to, or changes in the timing of proposed real estate and other transactions, declines in credit card revenues, possible systems failures and/or security breaches, business, legal and ethical challenges related to use of artificial intelligence, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, regional political and economic conditions, the effect of potential changes to trade policies, the effect of weather, inflation, inventory shortage, and labor shortages, the potential for the incurrence of charges in connection with the impairment of tangible and intangible assets, including goodwill, the amount and timing of future dividends and share repurchases, our ability to execute on our strategies and achieve expectations related to environmental, social, and governance matters, and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended February 1, 2025. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Media – Chris Grams
communications@macys.com
Investors – Pamela Quintiliano
investors@macys.com

MACY’S, INC.
Consolidated Statements of Operations (Unaudited)
(All amounts in millions except percentages and per share figures)

	13 Weeks Ended January 31, 2026			13 Weeks Ended February 1, 2025
	$	% to Net sales	% to Total revenue	$	% to Net sales	% to Total revenue
Net sales	$7,639			$7,768
Other revenue (Note 1)	277	3.6%		239	3.1%
Total revenue	7,916			8,007
Cost of sales	(4,947)	(64.8%)		(4,991)	(64.3%)
Selling, general and administrative expenses	(2,359)		(29.8%)	(2,382)		(29.7%)
Gains on sale of real estate	3		—%	41		0.5%
Impairment, restructuring and other costs	(196)		(2.5%)	(175)		(2.2%)
Interchange fee settlement, net	328		4.1%	—		—%
Operating income	745		9.4%	500		6.2%
Benefit plan income, net	4			4
Pension settlement charges	(67)			(46)
Interest expense, net	(20)			(22)
Income before income taxes	662			436
Federal, state and local income tax expense (Note 2)	(155)			(94)
Net income	$507			$342
Basic earnings per share	$1.91			$1.23
Diluted earnings per share	$1.84			$1.21
Average common shares:
Basic	265.2			278.5
Diluted	274.9			282.6
End of period common shares outstanding	263.0			277.7
Supplemental Financial Measures:
Gross Margin (Note 3)	$2,692	35.2%		$2,777	35.7%
Depreciation and amortization expense	$223			$224

MACY’S, INC.
Consolidated Statements of Income (Unaudited)
(All amounts in millions except percentages and per share figures)

	52 Weeks Ended January 31, 2026			52 Weeks Ended February 1, 2025
	$	% to Net sales	% to Total revenue	$	% to Net sales	% to Total revenue
Net sales	$21,764			$22,293
Other revenue (Note 1)	857	3.9%		713	3.2%
Total revenue	22,621			23,006
Cost of sales	(13,497)	(62.0%)		(13,740)	(61.6%)
Selling, general and administrative expenses	(8,240)		(36.4%)	(8,330)		(36.2%)
Gains on sale of real estate	48		0.2%	144		0.6%
Impairment, restructuring and other costs	(230)		(1.0%)	(171)		(0.7%)
Interchange fee settlement, net	328		1.4%	—		—%
Operating income	1,030		4.6%	909		4.0%
Benefit plan income, net	16			16
Pension settlement charges	(67)			(46)
Interest expense, net	(97)			(115)
Loss on extinguishment of debt	(33)			(1)
Income before income taxes	849			763
Federal, state and local income tax expense (Note 2)	(207)			(181)
Net income	$642			$582
Basic earnings per share	$2.37			$2.10
Diluted earnings per share	$2.32			$2.07
Average common shares:
Basic	270.6			277.7
Diluted	276.5			281.6
End of period common shares outstanding	263.0			277.7
Supplemental Financial Measures:
Gross Margin (Note 3)	$8,267	38.0%		$8,553	38.4%
Depreciation and amortization expense	$894			$881

MACY’S, INC.
Consolidated Balance Sheets (Unaudited)
(millions)

	January 31, 2026	February 1, 2025
ASSETS:
Current Assets:
Cash and cash equivalents	$1,246	$1,306
Receivables	628	303
Merchandise inventories	4,412	4,468
Prepaid expenses and other current assets	387	385
Income taxes receivable	—	17
Total Current Assets	6,673	6,479
Property and Equipment – net	4,743	5,070
Right of Use Assets	2,136	2,243
Goodwill	828	828
Other Intangible Assets – net	420	425
Other Assets	1,438	1,357
Total Assets	$16,238	$16,402
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$—	$6
Merchandise accounts payable	1,807	1,893
Accounts payable and accrued liabilities	2,615	2,625
Income taxes payable	71	—
Total Current Liabilities	4,493	4,524
Long-Term Debt	2,432	2,773
Long-Term Lease Liabilities	2,772	2,927
Deferred Income Taxes	805	724
Other Liabilities	876	902
Shareholders' Equity	4,860	4,552
Total Liabilities and Shareholders’ Equity	$16,238	$16,402

MACY’S, INC.
Consolidated Statements of Cash Flows (Unaudited) (Note 4)
(millions)

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025
Cash flows from operating activities:
Net income	$642	$582
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment, restructuring and other costs	230	171
Pension settlement charges	67	46
Depreciation and amortization	894	881
Benefit plans	2	2
Stock-based compensation expense	59	58
Gains on sale of real estate	(48)	(144)
Deferred income taxes	62	(52)
Amortization of financing costs and premium on acquired debt	8	11
Changes in assets and liabilities:
(Increase) decrease in receivables	(325)	2
(Increase) decrease in merchandise inventories	51	(51)
(Increase) decrease in prepaid expenses and other current assets	(13)	11
Decrease in merchandise accounts payable	(74)	(11)
Decrease in accounts payable and accrued liabilities	(83)	(49)
Increase (decrease) in current income taxes	77	(69)
Change in other assets and liabilities	(119)	(110)
Net cash provided by operating activities	1,430	1,278
Cash flows from investing activities:
Purchase of property and equipment	(373)	(518)
Capitalized software	(367)	(364)
Proceeds from disposition of assets, net	107	283
Other, net	(6)	7
Net cash used by investing activities	(639)	(592)
Cash flows from financing activities:
Debt issued	500	301
Debt issuance costs	(13)	(1)
Debt repaid	(846)	(524)
Debt repurchase premium and expenses	(27)	1
Dividends paid	(197)	(192)
Increase (decrease) in outstanding checks	(19)	3
Acquisition of treasury stock	(250)	(1)
Net cash used by financing activities	(852)	(413)
Net increase (decrease) in cash, cash equivalents and restricted cash	(61)	273
Cash, cash equivalents and restricted cash beginning of period	1,310	1,037
Cash, cash equivalents and restricted cash end of period	$1,249	$1,310

MACY’S, INC.
Consolidated Financial Statements (Unaudited)
Notes:
(1)Other Revenue is inclusive of the following amounts. All amounts in millions except percentages.

	13 Weeks Ended January 31, 2026		13 Weeks Ended February 1, 2025
	$	% to Net sales	$	% to Net sales
Credit card revenues, net	$205	2.7%	$175	2.3%
Macy's Media Network revenue, net	72	0.9%	64	0.8%
Other Revenue	$277	3.6%	$239	3.1%

Net Sales	$7,639		$7,768

	52 Weeks Ended January 31, 2026		52 Weeks Ended February 1, 2025
	$	% to Net sales	$	% to Net sales
Credit card revenues, net	$669	3.1%	$537	2.4%
Macy's Media Network revenue, net	188	0.9%	176	0.8%
Other Revenue	$857	3.9%	$713	3.2%

Net Sales	$21,764		$22,293
(2)Income tax expense of $155 million and $207 million, or 23.4% and 24.4% of pretax income, for the 13 and 52 weeks ended January 31, 2026, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21% driven primarily by the impact of state and local taxes.

Income tax expense of $94 million and $181 million, or 21.6% and 23.7% of pretax income, for the 13 and 52 weeks ended February 1, 2025, reflected a different effective tax rate as compared to the company's federal income tax statutory rate of 21% driven primarily by the impact of state and local taxes.
(3)Gross margin is defined as net sales less cost of sales.
(4)Restricted cash of $3 million and $4 million have been included with cash and cash equivalents for the 52 weeks ended January 31, 2026 and February 1, 2025, respectively.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment. In addition, management believes that excluding certain items from EBITDA, net income and diluted earnings per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods. Management also believes free cash flow provides a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow includes the impact of capital expenditures and proceeds from the disposition of property and equipment, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustment for certain non-discretionary cash flows such as mandatory debt repayments.
The company does not provide reconciliations of the forward-looking non-GAAP measures of Adjusted EBITDA as a percent of total revenue and adjusted diluted earnings per share to the most directly comparable forward-looking GAAP measures, and is unable to address the probable significance to future results of any items excluded from these measures, because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate.
Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties and marketplace sales are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.
MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
(All amounts in millions except percentages and per share figures)

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:
•EBITDA, adjusted EBITDA and core adjusted EBITDA are reconciled to GAAP net income.
•Adjusted net income is reconciled to GAAP net income.
•Adjusted diluted earnings per share is reconciled to GAAP diluted earnings per share.

EBITDA, Adjusted EBITDA and Core Adjusted EBITDA

	13 Weeks Ended January 31, 2026	13 Weeks Ended February 1, 2025
Net income	$507	$342
Interest expense, net	20	22
Federal, state and local income tax expense	155	94
Depreciation and amortization	223	224
EBITDA	905	682
Impairment, restructuring and other costs	196	175
Interchange fee settlement, net	(328)	—
Pension settlement charges	67	46
Adjusted EBITDA	$840	$903
Gains on sale of real estate	$(3)	$(41)
Core Adjusted EBITDA	$837	$862

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025
Net income	$642	$582
Interest expense, net	97	115
Loss on extinguishment of debt	33	1
Federal, state and local income tax expense	207	181
Depreciation and amortization	894	881
EBITDA	1,873	1,760
Impairment, restructuring and other costs	230	171
Interchange fee settlement, net	(328)	—
Pension settlement charges	67	46
Adjusted EBITDA	$1,842	$1,977
Gains on sale of real estate	$(48)	$(144)
Core Adjusted EBITDA	$1,794	$1,833

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	13 Weeks Ended January 31, 2026		13 Weeks Ended February 1, 2025
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
As reported	$507	$1.84	$342	$1.21
Impairment, restructuring and other costs	196	0.71	175	0.62
Interchange fee settlement, net	(328)	(1.19)	—	—
Pension settlement charges	67	0.24	46	0.16
Income tax impact of items identified above	16	0.07	(56)	(0.19)
As adjusted to exclude items above	$458	$1.67	$507	$1.80

	52 Weeks Ended January 31, 2026		52 Weeks Ended February 1, 2025
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
As reported	$642	$2.32	$582	$2.07
Impairment, restructuring and other costs	230	0.83	171	0.61
Interchange fee settlement, net	(328)	(1.19)	—	—
Pension settlement charges	67	0.24	46	0.16
Loss on extinguishment of debt	33	0.12	1	—
Income tax impact of items identified above	(1)	—	(55)	(0.20)
As adjusted to exclude items above	$643	$2.32	$745	$2.64

Free Cash Flow

	52 Weeks Ended January 31, 2026	52 Weeks Ended February 1, 2025
Net cash provided by operating activities	$1,430	$1,278
Purchase of property and equipment	(373)	(518)
Capitalized software	(367)	(364)
Proceeds from disposition of assets, net	107	283
Free Cash Flow	$797	$679